Exhibit (a)(1)(ii)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

COLUMBIA FUNDS SERIES TRUST III

COLUMBIA FUNDS SERIES TRUST III (the “Trust” or “Fund Company”), a trust organized and existing under and by virtue of Section 3810 of the Delaware Statutory Trust Act,

DOES HEREBY CERTIFY:

FIRST: That the Board of Trustees of the Trust, at a meeting duly held on December 10, 2009, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Trust of the Trust:

RESOLVED, that the name of “Columbia Funds Series Trust III” be changed to “BofA Funds Series Trust”; and

FURTHER RESOLVED, that the Officers of Columbia Funds Series Trust III be, and each hereby is, authorized and directed to take such additional actions, including filing a Certificate of Amendment with the Delaware Secretary of State and filing any necessary documents with the SEC, and to execute and deliver on behalf of Columbia Funds Series Trust III such other documents or instruments as they deem appropriate or advisable in furtherance of the matters contemplated by the above resolution.

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 3810(b)(1) of the Delaware Statutory Trust Act.

THIRD: That the undersigned person is a Trustee of the Trust.

FOURTH: That this Certificate of Amendment to the Certificate of Trust for the Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

IN WITNESS WHEREOF, said Trustees of the Trust have caused this Certificate of Amendment to be executed by William Carmichael, Trustee of the Trust, as of the 16th day of December, 2009.

/s/ William Carmichael
William Carmichael
Trustee